Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter earnings

NEW ALBANY, Ind. (July 21, 2006) - Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the second quarter ended June 30, 2006. The following tables summarize the Company's second quarter results (in thousands, except per share data):

                                           Quarter Ended,                 Quarter Ended
                                              June 30,           Percent     March 31,    Percent
                                          2006        2005       Change        2006       Change
                                          ----        ----       ------        ----       ------
Net income .........................    $    934    $    924       1.1%      $    795      17.5%
Net income per share, basic ........    $   0.36    $   0.35       2.9       $   0.31      16.1
Net income per share, diluted ......    $   0.36    $   0.35       2.9       $   0.30      20.0

                                          Six Months Ended,
                                               June 30,          Percent
                                          2006        2005       Change
                                          ----        ----       ------
Net income .........................    $  1,729    $  1,706       1.3%
Net income per share, basic ........    $   0.67    $   0.65       3.1
Net income per share, diluted ......    $   0.66    $   0.64       3.1

                                               June 30,          Percent    December 31,  Percent
                                          2006        2005       Change        2005       Change
                                          ----        ----       ------        ----       ------
Total assets .......................    $687,679    $635,294       8.2%      $665,008       3.4%
Loans, net .........................     524,928     489,939       7.1        512,448       2.4
Total deposits .....................     474,911     438,700       8.3        464,836       2.2
Non-interest bearing deposits ......      53,337      48,002      11.1         47,573      12.1

Net income for the three months ended June 30, 2006 improved 1.1% from the same period in 2005 primarily because of growth in earning assets. Net income compared to the first quarter of 2006 was up 17.5%, due primarily to an increase in service charges on deposit accounts and a reduction in the provision for loan losses.

"Considering the difficult interest rate environment that we are currently operating in we are very pleased with the increase in net income from the first quarter of 2006 to the second. The deposit service charge increase is directly related to growth in both the number and dollar amount of non-interest bearing deposits, which is one of our top organizational objectives. Our improving credit quality also contributed to the quarter-over-quarter increase in net income," stated James D. Rickard, President and Chief Executive Officer. "The current interest rate environment has hampered our efforts to improve our net interest margin, but we will continue to work diligently to put ourselves in a position to expand our margin when the interest rate curve reverts to a more normal shape.

Specifically, we had large blocks of rate sensitive liabilities reprice upward during the second quarter of 2006, contributing to the decline in our net interest margin."

"We were happy to welcome The Scott County State Bank in Scottsburg, Indiana to the Community Bank Shares family effective July 1, 2006. They are a high-performing bank with quality people that fits nicely with our existing franchise. We look forward to continuing the high level of customer service the customers of The Scott County State Bank have come to expect over the years," continued Mr. Rickard. "We will be able to better serve both customer and shareholder groups through the resulting increase in operating leverage and the synergies that we will be able to realize over the next few years."

Asset Quality

                                                              June 30,   December 31,   June 30,
                                                                2006         2005         2005
                                                                ----         ----         ----
Non-performing loans to total loans .....................        0.95%        1.06%        0.40%
Non-performing assets to total loans ....................        0.97         1.08         0.42
Net loan charge-offs to average loans (1) ...............        0.36         0.07        (0.04)
Allowance for loan losses to total loans ................        0.96         1.14         1.06
Allowance for loan losses to non-performing loans .......      101.15       107.58       268.42
Classified loans ........................................    $ 10,806     $ 12,863     $ 17,254
Impaired loans ..........................................    $  1,715     $  2,483     $    836

(1) Net loan charge-offs to average loans as of June 30, 2006 and June 30, 2005 are presented on an annualized basis.

Provision for loan losses was $465,000 less than the same quarter last year, primarily as a result of a decline in classified loan totals over the last twelve months, from $17.3 million to $10.8 million.

Non-Interest Income

                                                                                                  Six
                                                             Quarter Ended                    Months Ended
                                                                June 30,        Percent       December 31,      Percent
(Dollars in thousands)                                       2006      2005     Change       2006      2005     Change
                                                             ----      ----     ------       ----      ----     ------
Service charges on deposit accounts ....................    $  839    $  619      35.5%     $1,485    $1,185     25.3%
Commission income ......................................        24        18      33.3          43        37     16.2
Gain on sale of mortgage loans .........................        63       131     (51.9)        151       207    (27.1)
Loan servicing income, net of amortization .............        16        10      60.0          34        20     70.0
Increase in cash surrender value of life insurance .....       138       134       3.0         275       254      8.3
Other ..................................................        50        36      38.9         119        98     21.4
                                                            ------    ------                ------    ------
   Subtotal ............................................     1,130       948      19.2       2,107     1,801     17.0
Gain on sales of available for sale securities .........        --        --         *          --        23        *
Gain on disposition of equity stock ....................        18       329     (94.5)         18       329    (94.5)
                                                            ------    ------                ------    ------
   Total ...............................................    $1,148    $1,277     (10.1)%    $2,125    $2,153     (1.3)%
                                                            ======    ======                ======    ======

* Not meaningful.

Deposit service charges increased 35.5% for the three months ended June 30, 2006 due primarily to the growth in the number of non-interest checking accounts over the last year.

Non-Interest Expense

                                                                                         Six
                                                     Quarter Ended                   Months Ended
                                                       June 30,       Percent          June 30,        Percent
(Dollars in thousands)                             2006      2005     Change       2006      2005      Change
                                                   ----      ----     ------       ----      ----      ------
Salaries and employee benefits ...............    $2,243    $2,199       2.0%     $4,489    $4,284       4.8%
Occupancy ....................................       349       307      13.7         689       614      12.2
Equipment ....................................       245       288     (14.9)        520       571      (8.9)
Data Processing ..............................       567       454      24.9       1,098       865      26.9
Marketing and advertising ....................       121       195     (37.9)        280       279       0.4
Legal and professional service fees ..........       263       196      34.2         481       357      34.7
Other ........................................       533       392      36.0         990       776      27.6
                                                  ------    ------                ------    ------
    Total ....................................    $4,321    $4,031       7.2%     $8,547    $7,746      10.3%
                                                  ======    ======                ======    ======

Data processing expense increased compared to the second quarter of 2005 primarily because of costs associated with incremental core data processing services. Marketing and advertising costs decreased after several quarters of support for the Company's increased presence in the metropolitan Louisville market. The increase in legal and professional fees is primarily associated with legal fees related to a specific borrower situation and should decline in the third quarter as compared to the second quarter. The increase in other expense includes increases in postage, printing, courier costs and miscellaneous taxes associated with growth and rate increases.

Community Bank Shares of Indiana, Inc. is the parent company of two full-service banking subsidiaries, Your Community Bank in New Albany, Indiana, and, as of July 1, 2006, The Scott County State Bank in Scottsburg, Indiana. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2005 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                             June 30,      December 31,
                                                               2006           2005
                                                           ------------   -------------
                                                                 (In thousands)
ASSETS
Cash and due from banks                                      $  17,225      $  11,225
Interest bearing deposits in other financial institutions        2,055          1,358
Securities available for sale, at fair value                   100,484         98,835
Loans held for sale                                              1,332          1,694
Loans, net                                                     524,928        512,448
Premises and equipment, net                                     12,014         10,933
Other assets                                                    29,641         28,515
                                                             ------------------------
     Total Assets                                            $ 687,679      $ 665,008
                                                             ========================

LIABILITIES
Deposits
     Non-interest bearing                                    $  53,337      $  47,573
     Interest bearing                                          421,574        417,263
                                                             ------------------------
         Total deposits                                        474,911        464,836
Short-term borrowings                                           69,501         47,735
Federal Home Loan Bank advances                                 79,000         98,000
Subordinated debentures                                         17,000          7,000
Other liabilities                                                4,820          4,662
                                                             ------------------------
     Total Liabilities                                         645,232        622,233
                                                             ------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                            42,447         42,775
                                                             ------------------------
     Total Liabilities and Stockholders' Equity              $ 687,679      $ 665,008
                                                             ========================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                 Three Months Ended         Six Months Ended
                                      June 30,                  June 30,
                                ---------------------     ---------------------
                                  2006         2005         2006         2005
                                --------     --------     --------     --------
                                   (In thousands,            (In thousands,
                                except per share data)    except per share data)

Interest income                 $ 10,387     $  8,527     $ 20,321     $ 16,466
Interest expense                   5,982        4,082       11,511        7,752
                                -----------------------------------------------
Net interest income                4,405        4,445        8,810        8,714
Provision for loan losses             --          465          125          875
Non-interest income                1,148        1,277        2,125        2,153
Non-interest expense               4,321        4,031        8,547        7,746
                                -----------------------------------------------
Income before income taxes         1,232        1,226        2,263        2,246
Income tax expense                   298          302          534          540
                                -----------------------------------------------
Net income                      $    934     $    924     $  1,729     $  1,706
                                ===============================================
Basic earnings per share        $   0.36     $   0.35     $   0.67     $   0.65
Diluted earnings per share      $   0.36     $   0.35     $   0.66     $   0.64
                                ===============================================